EXHIBIT 99
                                                               ----------

   PRESS RELEASE



             TRIPLE S PLASTICS TERMINATES EIMO MERGER AGREEMENT;
                ANNOUNCES FURTHER DEVELOPMENTS WITH CUSTOMER


        PORTAGE, Mich.-- March 12, 2001-- Triple S Plastics, Inc. (Nasdaq:TSSS) announced today that it has terminated its merger agreement with Eimo Oyj, citing the deterioration in Eimo's business, results of operations and financial condition since July 13, 2000, when the two companies agreed to merge their businesses. Among other developments, Eimo issued an earnings warning at the end of January 2001 indicating that its estimated operating profit for calendar year 2000 of EUR 13.7 million would be approximately 29% lower than in calendar year 1999, and that its estimated profit before taxes for 2000 of EUR 12.7 million would be approximately 30% lower than in 1999, and that these profits were more than EUR 2 million below Eimo's expectations for 2000. Eimo also later announced that its operating profit of EUR 3.4 million in the fourth quarter of 2000 was approximately 48% lower than in the same period in 1999. Triple S terminated the agreement, as permitted under the terms of the contract, as a result of breaches by Eimo of certain of its representations in the agreement stemming from these and other developments which have had or are reasonably likely to have a materially adverse effect on Eimo's business, results of operations and financial condition.

        Prior to Triple S's termination of the agreement, Eimo had notified Triple S that Eimo had intended to terminate the agreement as a result of the deterioration in Triple S's business, results of
   operations and financial condition.   Triple S had announced on March
   1, 2001, that, based on information provided to it by its principal customer, Triple S expected significantly weaker sales to its principal customer than Triple S had anticipated for its fiscal years ending March 31, 2002 and 2003, and that the overall effect of these weaker sales would significantly adversely affect the growth of Triple S's revenues in fiscal years 2002 and 2003.

        Based on further information received by Triple S recently from its principal customer, Triple S now expects that the overall effect of its weaker sales will significantly adversely affect the anticipated growth of Triple S's revenues in fiscal 2002 and will result in a significant reduction of the profits anticipated by Triple S in fiscal 2002. Triple S also currently believes that the weaker sales will result in a significant reduction of its anticipated revenue and profits in fiscal 2003. As previously announced, Triple S will be reviewing its manufacturing capacity needs at its two Texas locations as a result of its expected decrease in production.

        This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the



   Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, please refer to Triple S's Form 10-K for the fiscal year ended March 31, 2000.



                                  #########